SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       Turnaround Investment Trust

Address of Principal Business Office:

            116 South Franklin Street
            Post Office Box 69
            Rocky Mount, North Carolina  27802

Telephone:  252-972-9922

Agent for Service of Process:

            C. Frank Watson III
            The Nottingham Company
            116 South Franklin Street
            Post Office Box 69
            Rocky Mount, North Carolina  27802-0069
            252-972-9922

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            YES /X/
            NO  / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rocky Mount and in the State of North Carolina on the 31st day of December 2002.


[SEAL]                              Signature:  Turnaround Investment Trust


                                    By:  /s/ Julian G. Winters
                                        ______________________________
                                        Julian G. Winters
                                        Trustee


Attest:  /s/ Deborah A. Mills
        ____________________________
        Deborah A. Mills